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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in the Registration Statement of PETsMART, Inc. on Form S-3 of our report relating to the consolidated financial statements of Petstuff, Inc. and subsidiaries for the year ended January 29, 1995 dated March 17, 1995 (June 21, 1995 as to Note 11)(which expresses an unqualified opinion and includes an explanatory paragraph regarding a certain complaint) appearing in this Annual Report on Form 10-K of PETsMART, Inc. for the fiscal year ended February 2, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
November 20, 1997